Exhibit 16.1
February 26, 2021
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated February 26, 2021, of SiriusPoint Ltd. (formerly known as Third Point Reinsurance Ltd.) and are in agreement with the statements contained in the paragraphs under the section (a) Resignation of Independent Registered Public Accounting Firm. We have no basis to agree or disagree with other statements of the registrant contained therein in the section (b) Appointment of New Independent Registered Public Accounting Firm.
/s/ Ernst & Young Ltd.